EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Santa Monica Media Corporation
We hereby consent to the use in the Registration Statement on Form S-1 of our report dated February 12, 2007 relating to the balance sheets of Santa Monica Media Corporation (a corporation in the development stage) as of December 31, 2006 and 2005, and the related statements of operations and cash flows for the year ended December 31, 2006, the period from June 24, 2005 (inception) to December 31, 2005 and the period from June 24, 2005 (inception) to December 31, 2006 and the statement of stockholders’ deficit for the period from June 24, 2005 (inception) through December 31, 2005 and the period ended December 31, 2006, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
GUMBINER SAVETT INC.
Santa Monica, California
March 12, 2007